Exhibit 99.1
COLUMBIA SPORTSWEAR COMPANY
2020 STOCK INCENTIVE PLAN

1.Purpose. The purpose of this 2020 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).

2.Shares Subject to the Plan.

2.1 Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of common stock of the Company, no par value (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan is 3 million shares, plus (i) any shares of Common Stock previously authorized for issuance under the Company’s 1997 Stock Incentive Plan (the “Prior Plan”) that as of the Effective Date of the Plan are available for issuance, and not issued or subject to outstanding awards, and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), which shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan, up to an aggregate maximum of 1.5 million shares pursuant to clauses (i) and (ii) of this paragraph, subject to adjustment from time to time as provided in Section 10.1.

2.2 Share Usage. Shares of Common Stock covered by an award shall not be counted as used unless and until they are actually issued and delivered to the Recipient. If all or any portion of an option or Performance-based Award granted under the Plan or a restricted stock units award awarded pursuant to Section 7 expires, terminates, is cancelled, or otherwise does not result in all the shares subject to such award being issued, the unissued shares subject to that option Performance-based Award or restricted stock units award shall again be available under the Plan. If shares awarded as a stock bonus or restricted stock award pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

2.3 Maximum Awards.

2.3-1 Maximum Awards for Employees. Subject to adjustment from time to time as provided in Section 10.1, no employee may be awarded in any fiscal year awards, other than Performance-based Awards, with respect to more than 100,000 shares of Common Stock, Stock Performance Awards under which the aggregate amount of shares of Common Stock payable under the Stock Performance Awards exceeds the equivalent of 100,000 shares of Common Stock, or Dollar Performance Awards or other awards payable in cash under which the aggregate amount payable under the awards exceeds $4,000,000.

2.3-2 Limitations on Awards to Nonemployee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate value of cash compensation and the grant date fair value of shares of Common Stock (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar-year period to any nonemployee member of the Board of Directors (the “Nonemployee Directors”) in respect of the Nonemployee Director’s service as a member of the Board of Directors shall not exceed $750,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees). The Board of Directors may at any time provide any Nonemployee Director with a retainer or other fee in addition to the amount stated above, including for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board of Directors.

3.Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company (the “Effective Date”). Options and Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the Effective Date and before suspension or termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards, restricted stock units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-based Awards, any outstanding restricted stock units or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), determine the form of payment for awards (in cash, in shares, in some combination thereof or in any other manner approved by the Board of Directors), and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

4.4 Non-U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan or to permit the Plan to operate in a qualified or tax-efficient manner, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.

5.Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or restricted stock units as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6.Option Grants.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2 Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4 Termination of Employment or Service.

6.1-4(a) General Rule. Unless otherwise determined by the Board of Directors or unless otherwise required under applicable law, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of the post-termination exercise period after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The post-termination exercise period for a grant is set forth in an option agreement.

6.1-4(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” shall be defined under the Company’s long-term disability policy.

6.1-4(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-4(d) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time prior to the expiration of an option extend the applicable post-termination exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

6.1-4(e) Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(f)  Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence greater than 30 days.

6.1-5 Purchase of Shares.

6.1-5(a) Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the receipt by the Company, or by a broker or other agent as directed or approved by the Company, of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b) Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a Non-Statutory Stock Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-5(c) Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local and non-U.S. tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the optionee, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the optionee.

6.1-5(d) Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy tax obligations).

6.1-6 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non-Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non-Statutory Stock Option stock.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving any amendment to the Plan that constitutes the adoption of a new Plan for purposes of Section 422 of the Code. If the Company’s shareholders do not approve the Plan within 12 months of such adoption or amendment, any Incentive Stock Options granted under the Plan after the date of such adoption or amendment will be treated as Non-Statutory Stock Options.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.Stock Bonuses and Restricted Stock Units. The Board of Directors may award shares under the Plan as stock bonuses or restricted stock units. Shares awarded as a stock bonus or restricted stock units shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of an award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local or non-U.S. tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the recipient, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the recipient. Upon the issuance of a stock bonus or restricted stock unit, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy tax obligations.

8.Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy tax obligations.

9.Performance-based Awards. The Committee may grant awards that vest and become exercisable or payable based on the achievement for the specified Award Period of specified Performance Goals selected by the Committee for such period (“Performance-based Awards”). Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Committee shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Committee shall establish in writing objective performance goals (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award.

9.2-1 The Performance Goals for each Performance-based Award shall be one or more targeted levels of performance with respect to one or more of the following “performance criteria” with respect to the Company or any Business Unit as reported or calculated by the Company: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital).

9.2-2 Performance Goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Business Unit) under one or more of the performance criteria described above relative to the performance of other corporations.

9.2-3 The Committee may provide in any Performance-based Award that any evaluation of performance may include or exclude any of the following events that occurs during an Award Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales.

9.2-4 The Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4).

9.2-5 The Committee may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction.

9.4 Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy tax obligations.

10.Changes in Capital Structure.

10.1 Stock Splits; Stock Dividends; Extraordinary Distributions. If the outstanding Common Stock of the Company is hereafter increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other Company by reason of any stock split, reverse stock split, spin off, combination or exchange of shares, dividend payable in shares, distribution to shareholders other than a normal cash dividend or recapitalization, reclassification, or other change in the Company’s corporate or capital structure, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and awards, or portions thereof then unexercised or not yet vested or settled, shall be exercisable or payable, and/or the per share price for such outstanding options and awards, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off or reorganization to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets or of more than 50% of the Company’s outstanding shares of Common Stock (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Plan, in each case provided that the Transaction is consummated:

10.2-1 Outstanding awards shall remain in effect in accordance with their terms.

10.2-2 Outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction (or in a parent corporation). The amount and type of securities subject thereto and exercise price of any converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the assumed converted or exchanged awards shall be vested and/or free from applicable restrictions only to the extent that such requirements relating to awards granted hereunder have been satisfied.

10.2-3 The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period. The Board of Directors may, in its sole discretion, provide that any or all other outstanding awards granted under the Plan shall terminate upon or immediately prior to the consummation of the Transaction and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of the period provided as described in this Section 10.2-3 or upon or immediately prior to the consummation of the Transaction.

10.2-4 The Board of Directors, in its sole discretion, shall provide that outstanding awards shall terminate either upon or immediately prior to consummation of a Transaction and that holders of such awards shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Transaction, or, in the event the Transaction does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Board of Directors in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding awards (to the extent then vested and/or exercisable or whether or not then vested and/or exercisable, as determined by the Board of Directors in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such awards, if any.

10.2-5 For the avoidance of doubt, nothing in this Section 10.2 requires all outstanding awards to be treated similarly.

10.3 Dissolution of the Company. Unless otherwise determined by the Board of Directors in its sole discretion, in the event of the dissolution or liquidation of the Company, outstanding awards shall automatically terminate immediately prior to such dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an award has not been waived by the Board of Directors, the award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock bonuses, restricted stock units and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in exchange or substitution for, or in connection with the assumption or conversion of, existing options, stock bonuses, restricted stock units, Performance-based Awards and restricted stock granted, awarded or issued by another corporation and assumed, converted, exchanged or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

11.Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder to a material extent.

12.Approvals. The Company’s obligations under the Plan are subject to the approval of federal, state and non-U.S. authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with applicable law and regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable federal, state or non-U.S. laws, rules or regulations.

13.Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14.Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

15.Option Repricing. In no event shall the Board of Directors have the right, without shareholder approval, to (i) lower the price of an option after it is granted, except in connection with adjustments provided in Section 10; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

16.Section 409A of the Code. The Plan and awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, the Plan and any award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any award granted under the Plan to which Section 409A applies, all references in the Plan or any award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any award granted under the Plan during the six-month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to awards granted under the Plan.